Exhibit 1.4

AMENDMENT NO. 2 TO THE SALES AGREEMENT

LEERINK PARTNERS LLC

1301 Avenue of the Americas, 12th Floor

New York, New York 10019

Ladies and Gentlemen:

This Amendment No. 2 to the Sales Agreement (this “Amendment”) is entered into as of November 25, 2024 by Replimune Group, Inc., a Delaware corporation (the “Company”), and Leerink Partners LLC, as sales agent (the “Agent”). The Company and the Agent entered into that certain Sales Agreement, dated as of August 3, 2023 (the “Initial Agreement”), which was amended pursuant to Amendment No. 1 thereto on May 16, 2024 (“Amendment No. 1”). Reference herein to the “Original Agreement” shall mean the Initial Agreement, as so amended by Amendment No. 1. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Original Agreement. The parties hereto, intending to be legally bound, hereby agree as follows:

1.	The first sentence of Section 1 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“The Company agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell through the Agent up to $89 million of shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”), subject to the limitations set forth in Section 5(c) (the “Placement Shares”).”

2.	Notwithstanding anything to the contrary set forth in this Amendment or the Original Agreement, the Company may not deliver a Placement Notice to the Agent, and the Agent shall have no obligation to offer or sell any Placement Shares under the Agreement, until such time as the Company files a Prospectus Supplement (or a prospectus supplement under another registration statement on Form S-3), in form and substance acceptable to the Agent, reflecting this Amendment and such other matters as the Company and the Agent shall reasonably agree.

3.	The Company represents and warrants to, and agrees with the Agent that as of the date of this Amendment, this Amendment has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company, enforceable in accordance with its terms.

4.	This Amendment constitutes the entire agreement of the parties hereto and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. This Amendment may not be amended or modified unless in writing by all the parties hereto, and no covenant or condition in this Amendment (express or implied) may be waived unless waived in writing by the party that such condition or covenant is intended to benefit. All references in the Initial Agreement (including in the schedules and exhibits thereto) to the “Agreement” or the “Sales Agreement” shall mean the Initial Agreement as amended by Amendment No. 1 and as further amendment by this Amendment; provided, however, that all references to “date of this Agreement” or “date hereof” in the Initial Agreement shall continue to refer to the date of the Initial Agreement. Other than to the extent modified by Amendment No. 1 and as further modified by this Amendment, the Initial Agreement shall remain in full force and effect.

5.	The provisions of Sections 16, 17, 18, 20, 21 and 25 and the last three sentences of Section 15 of the Original Agreement shall apply to this Amendment, mutatis mutandis.

[Remainder of Page Intentionally Blank]

If the foregoing correctly sets forth the understanding between the Company and the Agent, please so indicate in the space provided below for that purpose, whereupon this Amendment shall constitute a binding agreement between the Company and the Agent.

Very truly yours,

REPLIMUNE GROUP, INC.

By:	/s/ Sushil Patel
Name: Sushil Patel
Title: Chief Executive Officer

[Signature Page to Amendment No. 2 to the Sales Agreement]

ACCEPTED as of the date first-above written:

LEERINK PARTNERS LLC

By:	/s/ Peter Fry
Name: Peter Fry
Title: Senior Managing Director, Head of Alternative Equities

[Signature Page to Amendment No. 2 to the Sales Agreement]